Exhibit 99.1

GTx Provides Corporate Update Regarding NASDAQ Stock Listing

-Request to transfer stock listing to NASDAQ capital market approved-

-Company receives 180-day extension to comply with NASDAQ bid price requirement-

MEMPHIS, Tenn. — April 2, 2015 — GTx, Inc. (Nasdaq: GTXI) today provided an update regarding the initiatives being taken to address the Company’s continued listing on The NASDAQ Capital Market. As previously reported, on October 8, 2014, the Company received correspondence from NASDAQ regarding the Company’s non-compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market.

The Company is addressing the bid price deficiency in the following manner:

•                  The Company had requested and, on March 16, 2015, received approval from The NASDAQ Stock Market to transfer its listing from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer was effective at the opening of trading on March 19, 2015, and the Company’s common stock continues to trade under the symbol “GTXI.”

•                  On April 1, 2015, the Company was afforded an additional 180-day grace period, through September 28, 2015, to comply with the minimum $1.00 bid price requirement, by which date the Company’s common stock must trade above $1.00 for at least ten consecutive business days. The Company has also provided written notice to NASDAQ of its intention to cure the minimum bid price deficiency during the additional 180-day grace period by effecting a reverse stock split, if necessary.

The Company remains focused on targeting the androgen receptor in women with advanced breast cancer using enobosarm, the Company’s oral nonsteroidal selective androgen receptor modulator. As of December 31, 2014, the Company’s cash and short-term investments were $49.3 million.

About NASDAQ Global and Capital Markets

The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. The NASDAQ Capital Market includes the securities of approximately 700 companies. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx’s ability to cure the minimum bid price deficiency and remain listed on The NASDAQ Capital Market, and statements related to GTx’s enobosarm development program. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which include, without limitation, the risks (i) GTx may be unable to cure the minimum bid price deficiency, including by effecting a reverse stock split; (ii) even if GTx is able to cure the minimum bid price deficiency, GTx may be unable to meet other applicable NASDAQ listing requirements, including maintaining minimum levels of stockholders’ equity or market values of GTx’s common stock in which case, GTx’s common stock could be delisted notwithstanding its ability to demonstrate compliance with the minimum bid price requirement; (iii) that the development of enobosarm for the treatment of advanced breast cancer is at an early stage and is subject to the significant risk of failure inherent in the development of early-stage product candidates; (iv) that GTx may not be able to obtain required regulatory approvals to advance the development of enobosarm in a timely manner or at all; and (v) related to GTx’s need for additional capital, including the potential that GTx may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its enobosarm development program. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s annual report on Form 10-K for the year ended December 31, 2014 contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx Contacts

Lauren Crosby (Investors)	Denise Powell (Media)
GTx, Inc.	Red House Consulting
901.271.8622	510.703.9491
lcrosby@gtxinc.com	denise@redhousecomms.com

Source: GTx, Inc.